Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1100
john.mills@icrinc.com

BRISBANE, Calif., November 30, 2009 (GLOBE NEWSWIRE) -- Cutera, Inc. (Nasdaq:CUTR - News), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, announced today that it is postponing indefinitely the release of its TruSculpt body contouring product.

Kevin Connors, CEO commented “We have had the opportunity to review recent clinical data from our research and have determined that established clinical protocols have not yielded the desired outcome. We believe the potential market for non-invasive body contouring is very large, however, our standards for product performance are higher than is commercially available. We have a strong history of introducing leading products with a high level of clinical efficacy that ensure customer success.

He concluded, “We will continue our research efforts, including the monitoring of our clinical sites, and will commercialize the technology, if and when, it has met the standards our customers have come to expect from us. This decision will allow us to redirect some of our resources on other exciting development projects.”

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.